EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-149497 on Form F-3 and No. 333-147042 on Form S-8 of our report dated August 19, 2010 relating to the financial statements and financial statement schedule of Canadian Solar Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASC 470-20 (previously FASB Staff Position APB No. 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”) effective January 1, 2009), and the effectiveness of Canadian Solar Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 20-F of Canadian Solar Inc. for the year ended December 31, 2009.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
DELOITTE TOUCHE TOHMATSU CPA LTD.
Shanghai, China
August 19, 2010